Exhibit 10(33)
SUMMARY OF 2008 SALARIES OF NAMED EXECUTIVE OFFICERS
The following table sets forth the current base salaries provided to the Company’s CEO and four most highly compensated executive officers (the “Named Executive Officers”):

Executive Officer	Current Salary
Andrew B. Schmitt	$620,000
Eric R. Despain	$300,000
Jerry W. Fanska	$365,000
Jeffrey J. Reynolds	$239,000
Gregory F. Aluce	$275,000
Andrew B. Schmitt, President and CEO, and Jerry W. Fanska, Senior Vice President—Finance and Treasurer, are also eligible to receive a bonus each year under the Company’s Executive Incentive Compensation Plan (the “Executive IC Plan”). Eric R. Despain, Senior Vice President and President of the Minerals Division, participates in the Company’s Mineral Exploration Division Incentive Compensation Plan (the “Mineral IC Plan”). Jeffrey J. Reynolds, Executive Vice President of the Company overseeing the Water Infrastructure Division, participates in the Reynolds Division of Layne Christensen Company Cash Bonus Plan (the “Reynolds Plan”), and Gregory F. Aluce, Senior Vice President—Water Infrastructure Division, participates in the Water Infrastructure Division Incentive Compensation Plan (the “Water IC Plan”). The bonuses paid to the Company’s CEO and four most highly compensated executive officers under the respective plans in which they participated for the fiscal year ended January 31, 2008 are as shown in the following table:

Executive Officer	FY 2008 Bonus
Andrew B. Schmitt	$645,000
Eric R. Despain	$250,000
Jerry W. Fanska	$238,669
Jeffrey J. Reynolds	$375,000
Gregory F. Aluce	$225,000
Under the Executive IC Plan, each participant is eligible for an annual cash bonus in a target amount (the “Target Bonus”) equal to a percentage (85% in the case of Mr. Schmitt and 60% in the case of Mr. Fanska) of such participant’s base compensation. The Target Bonus is adjusted (up or down) based upon the performance of the Company as compared to certain goals included in the business plan adopted and approved by the Board of Directors. In no event, however, can a participant’s annual cash bonus under the Executive IC Plan exceed 100% of such participant’s base compensation for the relevant year. No bonus will be payable should performance be equal to or below 80% of the relevant goals established by the business plan. In addition, the formula bonus derived as described in the preceding sentences can be further adjusted (up or down) at the discretion of the Board of Directors by up to one-third of the Target Bonus. All or part of an employee’s incentive compensation under the Executive IC Plan may, at the discretion of the Board of Directors, be paid in the form of shares of the Company’s common stock which may consist of authorized but unissued shares of common stock or shares of common stock reacquired by the Company on the open market.
Under the Minerals IC Plan, each district and region within the Minerals Division and the Minerals Division as a whole is assigned a benchmark for each fiscal year based on the earnings before interest and taxes (“EBIT”) of such respective district, region or Division as a whole. The amount of the bonus pool established for a fiscal year will be calculated based on the percentage of the EBIT benchmark achieved by each respective district, region, or the Division as a whole. The amount of the incentive award to be granted from the bonus pool to each participant in the Minerals IC Plan is then determined by the committee administering the Minerals IC Plan, subject to certain maximum awards. For example, Mr. Despain cannot receive a cash incentive award in excess of 100% of his annual regular salary. Furthermore, the amount of Mr. Despain’s incentive award under the Minerals IC Plan is determined by the Compensation Committee of the Board of Directors, rather than the committee administering the Minerals IC Plan. The incentive compensation awards payable under the Minerals IC Plan will be paid in cash or, as permitted under the Company’s 2006 Equity Incentive Plan, in shares of restricted or unrestricted common stock of the Company, or a combination of any of the foregoing as determined by the Board of Directors of the Company or the Compensation Committee thereof.
Under the Reynolds Plan, the Company accrued and reserved a bonus pool for fiscal 2008 equal to 20% of the net income earned by the Reynolds division, subject to reduction in the event the Reynolds division does not generate earnings before interest, taxes depreciation and amortization (EBITDA) in excess of its EBITDA target for that year. The EBITDA target for the Reynolds division for each plan year through January 31, 2009, is $16,500,000. The Compensation Committee of the Board of Directors of the Company then determines the amount of the bonus paid to Mr. Reynolds out of the bonus pool reserved.
Under the Water IC Plan, each district and region within the Water Infrastructure Division and the Water Infrastructure Division as a whole is assigned a benchmark for each fiscal year based on the EBIT of such respective district, region or Division as a whole. The amount of the bonus pool established for a fiscal year will be calculated based on the percentage of the EBIT benchmark achieved by each respective district, region, or the Division as a whole. The amount of the incentive award to be granted from the bonus pool to each participant in the Water IC Plan is then determined by the committee administering the Water IC Plan, subject to certain maximum awards. For example, Mr. Aluce cannot receive a cash incentive award in excess of 100% of his annual regular salary. Furthermore, the amount of Mr. Aluce’s incentive award under the Water IC Plan is determined by the Compensation Committee of the Board of Directors, rather than the committee administering the Water IC Plan. The incentive compensation awards payable under the Water IC Plan will be paid in cash or, as permitted under the Company’s 2006 Equity Incentive Plan, in shares of restricted or unrestricted common stock of the Company, or a combination of any of the foregoing as determined by the Board of Directors of the Company or the Compensation Committee thereof.
Beginning on February 1, 2008, Messrs. Schmitt, Despain, Fanska and Aluce will all participate in the Executive IC Plan for the fiscal year ended January 31, 2009. Mr. Reynolds will continue to participate in the Reynolds Plan for the year ended January 31, 2009.
At a meeting of the Board of Directors of the Company, held on January 23, 2008, the Board set the goals for the executive officers who participate in the Executive IC Plan to qualify for a bonus for the fiscal year ended January 31, 2009. Awards under the Plan for the fiscal year ended January 31, 2009, will be based upon the achievement of various EBIT goals, with the EBIT goal for Messrs. Schmitt and Fanska based on the entire Company, the EBIT goal for Mr. Despain based on the Minerals Division and the EBIT goal for Mr. Aluce based on the Company’s legacy water business. Mr. Reynolds’ bonus for the fiscal year ended January 31, 2009, if any, will again be determined by the Compensation Committee out of the bonus pool accrued under the Reynolds Plan for fiscal 2009. The bonus pool accrued under the Reynolds Plan for fiscal 2009 will again be equal to 20% of the net income earned by the Reynolds division, subject to reduction in the event the Reynolds division does not generate earnings before interest, taxes depreciation and amortization (EBITDA) in excess of its EBITDA target for fiscal 2009. The EBITDA target for the Reynolds division for fiscal 2009 is $16,500,000.